[Certain portions of this exhibit have been redacted as they are both not material and are of the type of information that the Company treats as private or confidential. The Company agrees to furnish supplementally an unredacted copy of the exhibit to the SEC upon its request.]

AMENDED AND RESTATED CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT is dated as of the 1st day of December, 2020, as amended and restated on December 31st, 2020 and May 6, 2021 (the "Amendment Date")

BETWEEN:

GREENBRIAR CAPITAL CORP., a company incorporated under the laws of British Columbia having an office at 400 Burrard St. #1780, Vancouver, BC V6C 3A6, Canada

(the "Company" or "Greenbriar")

AND:

DEVON JOHN SANDFORD, [ADDRESS REDACTED]

(the "Consultant")

(together "the parties")

WHEREAS:

A. The Company was incorporated on April 2, 2009 and is listed on the TSX Venture Exchange. The principal business of the Company (the "Company's Business") is supplying solar build outs for Ridge Utilities, agriculture clients, farm and associated buildings, and retail level power purchase agreements.

B. The Consultant has been appointed Vice-President, Greenbriar Canada Solar Operations since December 4, 2020;

C. The Company wishes to retain the Consultant to provide certain executive, project and construction management services to the Company under the ongoing directions of the CEO, Jeff Ciachurski; and

D. This Agreement was originally entered into on December 1, 2020 (the "Original Agreement"), amended on December 31, 2020, and has been amended and restated as of the Amendment Date.

THIS AGREEMENT witnesses that in consideration of the Company retaining the Consultant and in consideration of the premises and mutual covenants and conditions herein contained, the parties hereto covenant and agree each with the other as follows:

1. The Company hereby retains the Consultant to perform the services set forth in paragraph 2 of this Agreement and the Consultant agrees to provide such services, subject to the direction and supervision of the CEO of the Company, commencing on the day that both parties execute this Agreement.

2. The Consultant hereby agrees to provide executive, project and construction leadership to the Company with respect to the Company's Business, including, without limitation, the following (the "Services"):

(a) Manage the operations, the acquiring, disposition and control of renewable assets, strategy and planning;

(b) Manage and assist with due diligence for identified qualified transactions;

(c) Establish the strategic vision, appoint key personal and designate their roles and responsibilities, develop and maintain the business objectives and be the primary point of contact to the CEO and Board of Directors;

(d) Oversee the leadership of the overall business of Solar in Canada and be the face of Company in Alberta; and

(e) Carry out those duties assigned from time to time by the CEO.

3. In consideration for providing the Services under this Agreement, the Company will pay to the Consultant, for each solar power project, the construction of which is managed by the Consultant, a fee (the "Cost Savings Fee"), payable in cash, equal to 50% of the difference between (A) the agreed to CAPEX budget for the project cost (the "Project Budget CAPEX") and (B) the actual CAPEX costs (the "Project Actual CAPEX") on the Commercial Operations Date ("COD"), provided that the Project Actual Capex is below CDN$1.00 per watt DC.

The fee payable under this Section 3 will be paid as soon as practicable after each COD.

For clarity, the calculation of the Cost Savings Fee, the Project Actual CAPEX and Project Budget CAPEX includes all total costs, expenses, materials, labor, 3rd party interconnect, sub-station, panels and every and all charges from project initiation to COD.

4. In addition to the fee payable under Section 3, the Consultant will be entitled to earn an additional fee pursuant to the Performance Share Plan attached as Schedule A to this Agreement. The obligation of the Company to issue common shares of the Company (the "Common Shares") under the Performance Share Plan is subject to the terms and conditions of this Agreement and the Performance Share Plan and is also subject to the receipt of the approval of the TSX Venture Exchange, including the satisfaction of all conditions imposed by the TSX Venture Exchange.

5. Until the Common Shares deliverable pursuant to any award of performance shares under the Performance Share Plan (the "Performance Shares") have been delivered in accordance with the terms of the plan, the Consultant shall not possess any incidents of ownership of such Common Shares including, for greater certainty and without limitation, the right to receive dividends on such Common Shares and the right to exercise voting rights in respect of such Common Shares. The Consultant shall only be considered a shareholder in respect of such Common Shares when such transfer has been entered upon the records of the duly authorized transfer agent of the Company.

6. Payment in respect of Performance Shares that have been earned pursuant to Section 4  of the Performance Share Plan shall be made by delivering Common Shares to the Consultant as soon as practicable after the COD of the applicable project.

7. The Company also agrees to reimburse the Consultant for any and all expenses incurred in connection with the Services, provided that the Consultant forwards to the Company an itemized written account and receipts acceptable to the Company within ten (10) business days after the month in which they have been incurred. Monthly expenses of above $1,000 require pre-approval for budgeting purposes.

8. The Company grants the Consultant an option to acquire 500,000 shares of Greenbriar Capital Corp's outstanding common stock ("Option Stock") with a strike price equal to the price of the stock as at the closing date when announced, less the maximum discount allowable by the Toronto Venture Exchange.  The option to acquire the Option Stock shall vest immediately and last 3 years as long as the Consultant is engaged by the company.

9. The Consultant shall conform to all lawful instructions and directions given by the CEO of the Company.

10. The Consultant shall, when requested to provide the Services, devote such time, attention and ability to the business and affairs of the Company as required, properly providing the Services hereunder and shall willingly and conscientiously serve the Company during the continuation of the engagement hereunder. The Consultant hereby acknowledges a time commitment of a minimum of whatever hours per week are necessary commencing the date of final approval of this agreement by the Exchange.  The Consultant shall use reasonable best efforts to promote the interests of the Company in providing the Services hereunder.

11. The Consultant, upon request of the CEO, shall submit to the CEO of the Company written reports on the status of current activities and progress on any materials that he has prepared or reviewed on behalf of the Company. In addition to written reports, the Consultant may be verbally requested to inform management of his activities and progress and of any new developments and he shall endeavor to regularly consult with the CEO of the Company as often as it appears necessary and prudent to do so.

12. The Company understands that the Consultant will carry professional liability insurance and that the Company will reimburse the business insurance at a maximum of $1,000 per month that will cover the Consultant in his role as Vice-President Canada Solar operations.

13. The Consultant acknowledges and agrees to be an consultant of the Company, and that nothing in this Agreement is to be construed as creating a partnership or joint venture relationship either generally or for any specific purpose.  The parties hereto are acting for each other in the performance of their respective duties and responsibilities under this Agreement and, without in any way limiting the foregoing, the Consultant acknowledges to not have general authority to enter into contracts on behalf of the Company and the Consultant covenants to act in respect of the contractual matters in accordance with specific instructions provided by the CEO and will obtain written approval by the CEO first before executing any contracts.

14. Insofar as the Consultant will be engaged by the Company, the Consultant will withhold any amounts to cover provincial or federal taxes, and similar consultant items.

15. This Agreement may be terminated:

(a) At any time by the Company without prior notice if the Consultant:

i) commits a material breach of a provision of this Agreement;

ii) is unable or unwilling to perform the duties under this Agreement;

iii) commits fraud or serious neglect or misconduct in the performance of the Services; or

iv) becomes bankrupt or makes any arrangement or compromise with its creditors.

(b) Within the contract term:

i) by the Company upon giving the Consultant six (6) month's written notice; or

ii) by the Consultant upon giving the Company three (3) month's written notice.

16. The Consultant shall not, except as authorized or required by the Services, reveal or divulge to any unauthorized person or companies, without the prior written consent of the Company, any information (the "Confidential Information") which is non-public, confidential or proprietary in nature relating to the Company or the Company's Business including without limitation business plans, financial data, products, past, current and prospective customers of the Company, transactions or other affairs of the Company and analyses, compilations, forecasts, documentation, software, know-how, technical information, graphic designs, ideas and trade secrets, in oral, written, electronic or any other form.  The Consultant shall not use nor attempt to use any Confidential Information in any manner which may injure or cause loss either directly or indirectly to the Company's Business or may be likely so to do.  This restriction shall continue to apply after the termination of this Agreement, but shall cease to apply to information or knowledge, which may come into the public domain other than as a result of disclosure by the Consultant.  Confidential Information includes information saved in digital or analog form, and in electronic and magnetic mediums and pictures saved on film, on tape or electronically.

Nothing herein will prevent the Consultant from disclosing, using or reproducing any Confidential Information:

17. Which is or becomes public knowledge other than through acts or omissions attributed to the Consultant;

(a) Which was known to the Public before its disclosure by the Consultant or the Company;

(b) Which is independently obtained by the Public from a source which, to the Consultant's knowledge, was not then prohibited from disclosing such information to the Public under any legal, contractual or fiduciary obligation to the Company;

(c) Which is required to be disclosed by applicable law, regulation or legal process; or

(d) To the extent approved by the Company in writing.

18. The Consultant agrees that in the event of a breach or threatened breach by the Consultant of any of the provisions of this Agreement, the Company, in addition to and not in limitation of any other rights, remedies or damages available to the Company at law or in equity, shall be entitled to an injunction in order to prevent or to restrain any breach by the Consultant, or by any or all of the Consultant's partners, co-ventures, employers, consultants, servants, agents, representatives and any and all persons directly or indirectly acting for, on behalf of, or with the Consultant.

19. The Consultant agrees that during the term of this Agreement and for a period commencing on the date this Agreement is terminated (the "Termination Date"), for any reason, and ending twenty-four (24) months after the Termination Date, and unless the Consultant has obtained the prior written consent of the Company:

(a) The Consultant shall not, except with the written consent of the Company, directly or indirectly, either as an individual or as a partner or joint venture or as an consultant, principal, Consultant, agent, shareholder, officer, director, or salesperson for any person, firm, association, organization, syndicate, company or corporation, or in any other manner carry on, be engaged in, concerned with, interested in, advise, lend money to, guarantee the debts or obligations of, permit their name or any part of it to be used or employed by any person, business, firm, association, syndicate, company, organization or corporation concerned with or engaged or interested in a business which is the same as, or competitive with, the Company's Business anywhere in the province of Alberta any other state or province in North America where the Company carries on business;

(b) Notwithstanding the provisions contained in paragraph 13(a), the Consultant shall be entitled, for investment purposes, to purchase and trade shares of a public company which are listed and posted for trading on a recognized stock exchange and the business of which public company may be in competition with the Company's Business, provided that the Consultant shall not, without the written permission of the Company, directly or indirectly own more than ten (10%) of the issued share capital of the public company, or participate in its management or operation or in any advisory capacity.

20. Devon Sandford is a Director of Northern DC Inc. which engages in construction and maintenance services to solar industry clients. Land development, regulatory approval processes, and PPA pursuit/engagement are exclusive activities to Greenbriar.

21. The Consultant acknowledges and agrees that the foregoing time and geographic limits are reasonable and properly required for the adequate protection of the Company's Business, and in the event that any time or geographic limitation set out in the Agreement is deemed to be unreasonable by a court of competent jurisdiction, the Consultant agrees and submits to the reduction of the time or geographic limitation to a period or area as the court shall deem to be reasonable.

22. The Consultant acknowledges that all items of any and every nature or kind created, including but not limited to any and all data generated, acquired, or created by the Consultant in performance of the Services for the Company or its subsidiaries, or furnished by the Company or its subsidiaries to the Consultant, and all equipment, books, records, reports, files, diskettes, manuals, literature, Confidential Information (whether in writing or stored in computerized, electronic, disk, tape, microfilm or any other form) provided by the Company or any other materials, shall remain and be considered the exclusive property of the Company at all times and shall be surrendered to the Company in good condition, promptly at the request of the Company or its subsidiaries, or in the absence of a request, upon the termination of this Agreement.

23. The Consultant acknowledges that the Company is a reporting issuer and that this Agreement may be subject to regulatory approval.

24. Any notice required or permitted to be given by either party to the other shall be in writing and shall be delivered personally, sent by registered mail, postage prepaid, or sent by facsimile to the party to whom notice is to be given at the address below or at such other address designated by that party in writing:

Greenbriar Capital Corp. 400 Burrard St. #1780, Vancouver, BC V6C 3A6, Canada [EMAIL REDACTED]	Devon John Sandford [ADDRESS REDACTED] [EMAIL REDACTED]

Any notice shall be deemed to have been given on the day on which it was delivered or faxed, or if mailed, shall be deemed to have been given or made on the third business day following the day on which it was mailed, provided that if there shall be a postal strike, slow down or other labour dispute which may affect the delivery of such notice through the mail between the time of mailing and the actual receipt of the notice, then such notice shall only be effective if actually delivered.  Either party may give notice of any change of its respective address and, in such event, the address of such party shall be deemed to be changed accordingly.

25. The Consultant acknowledges being advised to obtain and having received such independent legal, accounting and tax advice from professional advisors as determined necessary or advisable to enter into this Agreement.

26. This Agreement is to be construed and governed in accordance with the laws of the province of British Columbia and the laws of Canada applicable herein.

27. Any modification to this Agreement must be in writing and signed by the parties or it shall have no effect and shall be void.

28. Time is of the essence of this Agreement.

29. This Agreement may not be assigned by either party without the prior written consent of the other.

30. This Agreement shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of each of the parties hereto.

31. This agreement is to be governed in accordance with and under all applicable laws having effect at the time of execution. This agreement is subject to the approval of the Toronto Venture Exchange.

IN WITNESS WHEREOF this Agreement has been signed by each of the parties hereto as of the date first above written.

GREENBRIAR CAPITAL CORP is executed in the presence of:

/s/ Jeff Ciachurski
Authorized Signatory
Jeff Ciachurski, CEO

Signed by:

/s/ Devon John Sandford
Devon John Sandford

Witness

Schedule A

Performance Share Plan

[see attached]

PERFORMANCE SHARE PLAN

1. PURPOSE

Greenbriar Capital Corp. (the "Corporation") is engaged in the development of certain solar energy projects in Canada.  In connection with the development of these projects, the Corporation has retained Devon John Sandford (the "Consultant") to provide certain executive, project and construction management services to the Corporation under an Amended and Restated Consulting Agreement (the "Agreement") dated May 6, 2021.

In addition to the fees payable to the Consultant under the Agreement, the Corporation has agreed to pay certain performance fees under this Performance Share Plan (the "Plan").

For each solar power project the construction of which is managed by the Consultant, on the project achieving a Commercial Operations Date, the Consultant will be paid a success fee of 100,000 common shares of the Corporation (the "Performance Shares"). The obligation of the Corporation to issue the Performance Shares will be subject to the issuance of the Performance Shares being exempt from all prospectus requirements. All Performance Shares will be issued subject to applicable hold periods.

The Board of the Corporation (the "Board") has established the Plan for the Corporation to govern the issuance of Performance Shares to the Consultant.

2. DEFINITIONS

As used in this Plan, the following words and phrases shall have the meanings indicated:

(a) "Agreement" has the meaning set forth in Section 1 hereof;

(b) "Black-out Period" means a period of time determined by the Corporation, pursuant to the Corporation's policies, during which certain designated persons may not trade in any securities of the Corporation;

(c) "Board" has the meaning set forth in Section 1 hereof;

(d) "Change of Control Transaction" means the occurrence of any of:

(i) the purchase or acquisition of Common Shares and/or securities convertible into Common Shares or carrying the right to acquire Common Shares ("Convertible Securities") as a result of which a person, group of persons or persons acting jointly or in concert, or persons associated or affiliated within the meaning of the Business Corporations Act (British Columbia) with any such person, group of persons or any of such persons acting jointly or in concert (collectively the "Persons") beneficially own or exercise control or direction over Common Shares and/or Convertible Securities such that, assuming only the conversion of the Convertible Securities beneficially owned by the Persons thereof, would have the right to cast more than fifty percent (50%) of the votes attached to all Common Shares; or

(ii) approval by the shareholders of the Corporation of: (i) an amalgamation, arrangement, merger or other consolidation or combination of the Corporation with another corporation or other entity pursuant to which the shareholders of the Corporation immediately thereafter do not own securities of the successor or continuing corporation or other entity which would entitle them to cast more than fifty (50%) percent of the votes attaching to all of the shares in the capital of the successor or continuing corporation or other entity which may be cast to elect directors of that corporation or other entity to manage the Corporation; (ii) a liquidation, dissolution or winding-up of the Corporation; or (iii) the sale, lease or other disposition of all or substantially all of the assets of the Corporation;

(iii) provided that (A) a Change of Control Transaction shall not be deemed to occur in the case of an internal reorganization that does not result in a change in the shareholders or management of the Corporation, and (B) in the event there is any question as to whether a Change of Control Transaction has occurred in any circumstances, the Board shall determine the matter and any such determination of the Board shall be final and conclusive for the purposes of the Plan;

(e) "Commercial Operations Date" means the date set by the Corporation to begin delivering solar power to a buyer pursuant to a power purchase agreement once all conditions to commercial operation have been satisfied;

(f) "Common Shares" means common shares in the capital of the Corporation;

(g) "Consultant" has the meaning set forth in Section 1hereof;

(h) "Convertible Securities" has the meaning set forth in Section 2 hereof;

(i) "Corporation" has the meaning set forth in Section 1 hereof;

(j) "Exchange" means the TSX Venture Exchange or any other stock exchange on which the Common Shares are then listed;

(k) "Fair Market Value" means, with respect to a Common Share on any date, the weighted average trading price of the Common Shares on the Exchange for that date and the five trading days immediately preceding that date;

(l) "Insider" means: (i) a Director or senior officer of the Corporation; (ii) a Director or senior officer of a company that is an Insider or subsidiary of the Corporation; (iii) a person that beneficially owns or controls, directly or indirectly, Common Shares carrying more than 10% of the voting rights attached to all outstanding shares of the Corporation; and (iv) the Corporation itself if it holds any of its own securities;

(m) "Performance Shares" has the meaning set forth in Section 1 hereof;

(n) "Performance Share Award" means an award of Performance Shares;

(o) "Persons" has the meaning set forth in Section 2 hereof;

(p) "Plan" has the meaning set forth in Section 1 hereof;

(q) "Shareholder" means a holder of Common Shares;

(r) "Subsidiary" means a corporation, partnership, trust or other entity that is controlled by the Corporation, meaning that the Corporation provides, directly or indirectly, the principal direction or influence over the business and affairs of such Subsidiary by virtue of: (i) ownership or direction of voting securities of the Subsidiary; (ii) a written agreement or indenture; (iii) being or controlling the general partner if the Subsidiary is a limited partnership; or (iv) being the trustee if the Subsidiary is a trust; and

(s) "Termination Date" has the meaning set forth in Section 6(a) hereof.

Capitalized terms in the Plan that are not otherwise defined herein shall have the meaning set out in the policies of the Exchange.

3. ADMINISTRATION

The Plan shall be administered by the Board. The Board shall have the authority in its discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan.

The Board shall have full and final discretion to interpret the provisions of the Plan and to prescribe, amend, rescind and waive rules and regulations to govern the administration and operation of the Plan. All decisions and interpretations made by the Board shall be binding and conclusive upon the Corporation and the Consultant, subject to Shareholder approval if required by the Exchange. Notwithstanding the foregoing or any other provision contained herein, the Board shall have the right to delegate the administration and operation of the Plan (or components thereof) to a committee of directors appointed from time to time by the Board, in which case all references herein to the Board shall be deemed to refer to such committee as applicable. The Board or such committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, including without limitation delegation to a third-party agent or trustee the authority to acquire Common Shares for delivery to the Consultant in accordance with the Plan, and the Board, the committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Board, the committee or such person may have under the Plan.

4. ELIGIBILITY AND AWARD DETERMINATION

Performance Shares may only be granted to the Consultant. For each solar power project the construction of which is managed by the Consultant, on the project achieving a Commercial Operations Date, the Corporation will pay the Consultant a success fee of 100,000 Performance Shares. The obligation of the Corporation to issue the Performance Shares will be subject to the issuance of the Performance Shares being exempt from all prospectus requirements. All Performance Shares will be issued subject to applicable hold periods.

5. COMMON SHARES SUBJECT TO THE PLAN

The aggregate number of Common Shares which may be issuable under the Plan is 2,600,000 Common Shares, subject to adjustment under Section 6(b). Replenishment of this allocation requires disinterested shareholder approval pursuant to the policies of the Exchange and no further grants of Performance Shares can be made unless and until a sufficient number of Common Shares is reserved to meet all commitments to deliver Performance Shares under the Plan.

Common Shares to be delivered to the Consultant pursuant to the Plan shall be, in the sole discretion of the Board and subject to the prior approval of the Shareholders and the Exchange, as applicable, issued by the Corporation from treasury. For greater certainty, the Consultant will not be issued Common Shares pursuant to the Plan for Investor Relations Activities.

If, as result of a change in the Consultant's status as an officer of the Company, the Exchange imposes limits on issuances of Common Shares under the Plan, the Consultant and Corporation will act reasonably in making such adjustments to the Plan in order to comply with such requirements.

6. TERMS AND CONDITIONS OF PERFORMANCE SHARE AWARDS

All Performance Shares granted under the Plan shall be subject to and comply with the terms and conditions of the Plan, the requirements of the Exchange and the following terms and conditions (and with such other terms and conditions not inconsistent with the terms of this Plan as the Board, in its discretion, shall establish):

(a) Termination of Relationship as Consultant - Unless otherwise provided in any written agreement governing the Consultant's role as a consultant including the Agreement, if the Consultant ceases to provide services to the Corporation under the Agreement for any reason, all outstanding Performance Shares owing to the Consultant as of the effective date of termination (the "Termination Date") shall be issuable to the Consultant as soon as practicable after the Termination Date. For greater certainty, no Performance Shares will be issued for projects that have not achieved a Commercial Operations Date prior to the Termination Date.

(b) Effect of Certain Changes - In the event:

(i) of any change in the Common Shares through subdivision, consolidation, reclassification, amalgamation, merger or otherwise;

(ii) that any rights are granted to Shareholders to purchase Common Shares at prices substantially below Fair Market Value; or

(iii) that, as a result of any recapitalization, merger, consolidation or other transaction that is not a Change of Control Transaction, the Common Shares are converted into or exchangeable for any other securities;

then, in any such case, the Board may make such adjustments to the Plan and to any Performance Shares outstanding under the Plan as the Board may, in its sole discretion, consider appropriate in the circumstances, subject to such adjustment being permitted pursuant to the policies of the Exchange, to prevent substantial dilution or enlargement of the rights granted to the Consultant hereunder.

(c) Fractions - Notwithstanding any other provision of this Plan, where the issuance of the number of Performance Shares would result in a fractional Performance Share, the number of Performance Shares issuable to the Consultant shall be rounded down to the next whole number of Performance Shares.

(d) Black-Out Periods - In the event that the date determined by the Board on which Performance Shares will be issued the falls within a Black-Out Period (not including Black-Out Periods imposed due to a cease trade order), the issuance date of the Performance Shares shall be ten (10) business days from the date any Black-Out Period ends.

7. WITHHOLDING TAXES

The Corporation will have no obligation to issue any Performance Shares under this Plan if the Corporation is obliged to withhold and remit to the relevant taxing authority or to take such other action as may be necessary in the opinion of the Corporation to satisfy all obligations for withholding of such taxes unless arrangements acceptable to the Corporation, in its sole discretion, have been made by the Consultant to pay such obligations.

8. NON-TRANSFERABILITY

The Common Shares delivered upon a Performance Share Award shall only be delivered to the Consultant personally except that if the Consultant dies, the Common Shares may be delivered to the Consultant's estate or designated beneficiary to whom the Performance Share transfer by will or by the laws of descent and distribution. Except for the foregoing and as otherwise provided in this Plan, no assignment, sale, transfer, pledge or charge of a Performance Share, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Performance Share whatsoever in any assignee or transferee and, immediately upon any assignment, sale, transfer, pledge or charge or attempt to assign, sell, transfer, pledge or charge, such Performance Share shall terminate and be of no further force or effect.

9. AMENDMENT AND TERMINATION OF THE PLAN

The Corporation retains the right to amend from time to time or to suspend, terminate or discontinue the terms and conditions of the Plan and the Performance Shares granted hereunder by resolution of the Board. Any amendments shall be subject to the prior consent of any applicable regulatory bodies, including the Exchange, as may be required. Any amendment to the Plan shall take effect only with respect to Performance Shares granted after the effective date of such amendment, provided that it may apply to any outstanding Performance Shares with the mutual consent of the Corporation and the Consultant. The Board shall have the power and authority to approve amendments relating to the Plan or to Performance Share Awards without further approval of the Shareholders, to the extent that such amendment:

(a) is for the purpose of curing any ambiguity, error or omission in the Plan or to correct or supplement any provision of the Plan that is inconsistent with any other provision of the Plan;

(b) is necessary to comply with applicable law or the requirements of any stock exchange on which the Common Shares are listed;

(c) is an amendment to the Plan respecting administration and eligibility for participation under the Plan;

(d) changes the terms and conditions on which Performance Shares may be or have been granted pursuant to the Plan; or

(e) is an amendment to the Plan of a "housekeeping nature";

provided that in the case of any alteration, amendment or variance referred to in paragraph (a) or (b) of this Section 9 the alteration, amendment or variance does not:

(i) amend the number of Common Shares issuable under the Plan;

(ii) result in a material or unreasonable dilution in the number of outstanding Common Shares or any material benefit to the Consultant; or

(iii) change the class of eligible participants to the Plan which would have the potential of broadening or increasing participation by Insiders of the Corporation.

Without limiting the generality of the foregoing, but subject to any required regulatory approval of any regulatory authority or stock exchange, the Board may amend the termination provisions of Performance Shares granted pursuant to the Plan, without Shareholder approval, provided that if the Board proposes to replenish the reservation of Common Shares to be issued pursuant to the Plan, such amendments will require disinterested Shareholder approval.

10. EFFECTIVE DATE

The Plan shall take effect on May 6, 2021, the date of its adoption by the Board, subject to receipt of all necessary shareholder and regulatory approvals.

11. MISCELLANEOUS

(a) Effect of Headings - The section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.

(b) Compliance with Legal Requirements - The Corporation shall not be obliged to deliver any Common Shares if such delivery would violate any law or regulation or any rule of any government authority or stock exchange. The Corporation, in its sole discretion, may postpone the delivery of Common Shares under any award as the Board may consider appropriate, and may require  the Consultant to make such representations and furnish such information as it may consider appropriate in connection with the delivery of Common Shares in compliance with applicable laws, rules and regulations. The Corporation shall not be required to qualify for resale pursuant to a prospectus or similar document any Common Shares delivered under the Plan, provided that, if required, the Corporation shall notify the Exchange and any other appropriate regulatory bodies in Canada of the existence of the Plan and the granting of Performance Shares hereunder in accordance with any such requirements.

(c) No Right to Continued Service - Nothing in the Plan or the Agreement shall confer upon the Consultant the right to continue in the service of the Corporation or a Subsidiary, to be entitled to any remuneration or benefits not set forth in the Plan or Agreement or to interfere with or limit in any way the right of the Corporation or a Subsidiary to terminate the Consultant's service.

(d) Expenses - All expenses in connection with the Plan shall be borne by the Corporation.

12. GOVERNING LAW

The Plan shall be governed by and construed in accordance with the laws in force in the Province of British Columbia.